FOR IMMEDIATE RELEASE	For more information contact:

May 22, 2013	Rodger A. McHargue at (812) 238-6000

First Financial Corporation Declares Semi-Annual Dividend

TERRE HAUTE, INDIANA – The directors of First Financial Corporation (NASDAQ: THFF) have declared a semi-annual dividend of 48 cents per share payable on July 1, 2013, to shareholders of record at the close of business June 14, 2013. Today’s declaration increases the total dividend paid in 2013 to 96 cents per share, a 2.1% increase from 2012 and is the Corporation’s 25th consecutive year of dividend increases.

First Financial Corporation is the holding company for First Financial Bank N.A. in Indiana and Illinois; The Morris Plan Company of Terre Haute; and Forrest Sherer, Inc., a full service insurance agency.